                                Press Release

Acucela Secures Option to Exclusively License Novel Cataract Treatment
Potential non-surgical pharmacologic treatment for cataracts
SEATTLE (March 16, 2016) — Acucela Inc. (Tokyo: 4589) (“Acucela”), a clinical-stage ophthalmology company that specializes in identifying and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases, and YouHealth Eyetech, Inc. (“YouHealth”), announced today an agreement involving an exclusive option from YouHealth on lanosterol technology licensed from the Regents of the University of California, San Diego for the non-surgical pharmacologic treatment of cataracts.
Cataracts are responsible for 51% of all blindness1 as well as 24 million surgical procedures worldwide in 20152. Cataracts are a pervasive condition characterized by optical opacities that develop as a result of protein aggregation in the crystalline lens of the eye, generally due to the natural aging process. Currently, there is no non-surgical treatment available for cataracts. A non-invasive therapy that improves lens clarity and vision at the early stage of cataract development and may reverse lens opacification at later stages would be considered a significant medical breakthrough.
This therapy, if approved, would be the first of its kind for the pharmacologic treatment of cataracts. Acucela plans to initially evaluate lanosterol as a treatment for mild cataracts with an option to fully develop and commercialize the compound globally with the exception of Greater China including China, Taiwan and Hong Kong. The use of lanosterol in other ophthalmic conditions such as presbyopia may be investigated by Acucela in the future. YouHealth’s parent company, Guangzhou Kang Rui Biological Pharmaceutical Technology Co., Ltd. (“Kang Rui”) will be responsible for lanosterol’s clinical development and commercialization in Greater China including China, Taiwan and Hong Kong.
Lanosterol, a naturally occurring compound found in the human body, has shown promise for this condition in several preclinical studies. It has been identified as a key molecule in the prevention of lens protein aggregation and lens opacification. A scientific collaboration between Dr. Kang Zhang MD, PhD, Dept. of Ophthalmology, University of California, San Diego and scientists associated with Kang Rui identified two genetic mutations that impair key catalytic functions responsible for maintaining the normal crystalline structure of the lens. They then identified and published the therapeutic effect of lanosterol in in-vitro, cell-transfection and in-vivo experiments3.
“The potential for the lanosterol technology to provide an entirely new treatment paradigm for early stage cataracts raises hope for millions who now can only wait for their cataracts to worsen to the point where surgery is warranted. We welcome the opportunity to work with YouHealth to make this therapy a reality,” stated Dr. Ryo Kubota, MD, PhD, and Chairman, President and CEO of Acucela.
“We are excited to work with Acucela to advance this novel technology into development for the treatment of cataract,” said Rui Hou, CEO of Kang Rui.
1Visiongain, Ophthalmic Drugs Market Forecast, 2015-2025; World Health Organization
2 Market Scope, The Global IOL Market 2015
3 Nature 523 (2015) 607-614

About Acucela Inc.
Acucela Inc. (http://www.acucela.com/ or http://www.acucela.jp) is a clinical-stage ophthalmology company that specializes in identifying and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases affecting millions of people worldwide. Acucela’s lead investigational drug candidate, emixustat hydrochloride, is currently in clinical development in collaboration with Otsuka Pharmaceutical Co., Ltd. for geographic atrophy associated with dry age-related macular degeneration based on Acucela’s proprietary visual cycle modulation technology.
About Guangzhou Kang Rui Biological Pharmaceutical Technology Co., Ltd. and YouHealth Eyetech, Inc.
Guangzhou Kang Rui Biological Pharmaceutical Technology Co., Ltd., the parent company of YouHealth Eyetech, Inc., is a leading R&D company specialized in novel ophthalmic drug and treatment developments in China. It has several first in class drugs under development for cataract, age-related macular degeneration, corneal diseases, glaucoma and dry eye.

Cautionary Statements
Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include statements regarding our expectations regarding corporate development activities and the ultimate success of the enterprise; our development plans and ability to successfully commercialize our product candidates; the timing of and results from our and our collaborators’ ongoing clinical trials and pre-clinical development activities; the potential efficacy, future development plans and commercial potential of our and our collaborators’ product candidates and the progress and potential of ongoing development programs. These statements are based on current assumptions that involve risks, uncertainties and other factors that could cause the actual results, events or developments to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: our investigational product candidates may not demonstrate the expected safety and efficacy; our pre-clinical development efforts may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; the success of our investigational product candidate, emixustat hydrochloride, depends heavily on the willingness of our collaboration partner to continue to co-develop our investigational product candidate; our clinical trials could be delayed; new developments in the intensely competitive ophthalmic pharmaceutical market may require changes in our clinical trial plans or limit the potential benefits of our investigational product candidates; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. For a detailed discussion of the foregoing risks and other risk factors, please refer to our filings with the Securities and Exchange Commission, which are available on the Company’s investor relations website (http://ir.acucela.com/) and on the SEC’s website (http://www.sec.gov).
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Media Contact :
Michael Hasegawa
Senior Director, Corporate Communications
Phone: +81.3.5789.5872

Email: mhasegawa@acucela.com